                                                                    Exhibit 2.02

                                                                  CONFORMED COPY

                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                      GREAT LAKES DREDGE & DOCK CORPORATION

                                       AND

                GREAT LAKES/NORTH AMERICAN SITE DEVELOPERS, INC.

                                       AND

                      NORTH AMERICAN SITE DEVELOPERS, INC.

                                       AND

                                THE STOCKHOLDERS

                                       OF

                      NORTH AMERICAN SITE DEVELOPERS, INC.


                                TABLE OF CONTENTS

ARTICLE I  Definitions....................................................... 1

ARTICLE II  Purchase and Sale of Purchased Shares, Purchase Price
             and Other Related Matters....................................... 6

ARTICLE III  Closing and Closing Date Deliveries.............................10

ARTICLE IV  Governmental Filings.............................................15

ARTICLE V  Pre- and Post-Closing Covenants...................................15

ARTICLE VI  Financial Statements and Other Documents Delivered
             and Actions Taken...............................................20

ARTICLE VII  Representations and Warranties of the Stockholders..............20

ARTICLE VIII  Warranties and Representations of Purchaser and
               GLD Corporation...............................................42

ARTICLE IX  Indemnification..................................................44

ARTICLE X  Conditions of Closing Applicable to Purchaser.....................49

ARTICLE XI  Conditions to Closing Applicable to the Company
             and the Stockholders............................................52

ARTICLE XII  Termination.....................................................54

ARTICLE XIII  [Intentionally omitted]........................................55

ARTICLE XIV  Stockholders Representative.....................................55

ARTICLE XV  Miscellaneous....................................................57


                            STOCK PURCHASE AGREEMENT

          This Stock Purchase Agreement (this "Agreement") is made and entered into as of this 17th day of April, 2001 by and among Great Lakes Dredge & Dock Corporation, a Delaware corporation ("GLD Corporation"), Great Lakes/North American Site Developers, Inc., a Massachusetts corporation and a wholly-owned subsidiary of GLD Corporation ("Purchaser"), North American Site Developers, Inc., a Massachusetts corporation (the "Company"), and all of the stockholders of the Company (hereinafter individually referred to as a "Stockholder" and collectively referred to as the "Stockholders").

                                    RECITALS:

          A. The Stockholders own all of the issued and outstanding shares of capital stock of the Company, consisting of 400 shares of common stock, without par value (collectively, the "Purchased Shares").

          B. Purchaser desires to purchase from the Stockholders and the Stockholders desire to sell to Purchaser, the Purchased Shares, on the terms and conditions hereinafter set forth.

          NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

          1.01. Each term defined in the first paragraph and Recitals shall have the meaning set forth above whenever used herein, unless otherwise expressly provided or unless the context clearly requires otherwise.

          1.02. In addition to the terms defined in the first paragraph and Recitals, whenever used herein, the following terms shall have the meanings set forth below unless otherwise expressly provided or unless the context clearly requires otherwise:

          "2000 Undistributed Earnings" shall mean the taxable earnings of the Company from January 1, 2000 to and including December 31, 2000 LESS any prior distributions thereof determined as part of the Final Adjustment Calculations pursuant to Section 2.05 hereof.

          "2001 Undistributed Earnings" shall mean the taxable earnings of the Company from January 1, 2001 to and including March 31, 2001 LESS any prior distributions thereof determined as part of the Final Adjustment Calculations pursuant to Section 2.05 hereof.

          "Adjustment Amount" - As defined in Section 2.05(h).

          "Adjustment Report" - As defined in Section 2.05(c)

          "Affiliate" shall mean a Person which, directly or indirectly, is controlled by, controls, or is under common control with another Person. As used in the preceding sentence, "control" shall mean and include, but not necessarily be limited to, (i) the ownership of 50% or more of the voting securities or other voting interest of any Person, or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

          "Authority" shall mean any governmental, regulatory or administrative body, agency or authority, any court of judicial authority, any arbitrator or any public, private or industry regulatory authority, whether foreign, federal, state or local.

          "Balance Sheet" shall mean the audited balance sheet of the Company as of December 31, 2000, included in the Financial Statements.

          "Balance Sheet Date" shall mean December 31, 2000.

          "Benefit Arrangements" - As defined in Section 7.12(g).

          "Cash Amount" - As defined in Section 2.02(b).

          "Cash Portion" - As defined in Section 2.02(b).

          "CERCLA" - As defined in Section 7.15(a).

          "Closing" - As defined in Section 3.01.

          "Closing Balance Sheet" - As defined in Section 2.05(e).

          "Closing Date" - As defined in Section 3.01

          "Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

          "Date of the Notice of Claim" - As defined in Section 9.07.

          "Disclosure Letter" shall mean the letter dated of even date herewith delivered to Purchaser from the Company and the Stockholders pursuant to Section 6.01(d) of this Agreement simultaneously with the execution and delivery of this Agreement, as amended from time to time.

          "Employee Benefit Programs" - As defined in Section 7.12(a).

          "Employee Pension Benefit Plans" - As defined in Section 7.12(a).

          "Employee Welfare Benefit Plans" As defined in Section 7.12(a).

          "Employment Agreements" - As defined in Section 3.02(a)(viii).

          "Environmental Laws" - As defined in Section 7.15(h).

          "Environmental Risk Policy" - As defined in Section 9.02(g).

          "Equity Shares" - As defined in Section 2.02(a)(i).

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

          "ERISA Affiliate" - As defined in Section 7.12(a).

          "Final Adjustment Calculations" - As defined in Section 2.05(a).

          "Financial Statements" shall mean the audited financial statements of the Company as of December 31, 1999 and December 31, 2000.

          "FIRPTA" shall mean the Foreign Investment in Real Property Tax Act, as amended, and the rules and regulations promulgated thereunder.

          "GLD Guarantee" - As defined in Section 3.02(c).

          "Hazardous Material" - As defined in Section 7.15(a).

          "Income Statement" - As defined in Section 2.05(e).

          "Indemnitee" - As defined in Section 9.03.

          "Indemnitor" - As defined in Section 9.03.

          "IRS" shall mean the Internal Revenue Service.

          "Law" shall mean any law, statute, regulation, rule, ordinance, requirement, announcement or other binding action or requirement of an Authority.

          "Lien" shall mean any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or security agreement or preferential arrangement of any kind or nature whatsoever.

          "Material Contracts" - As defined in Section 7.11(b).

          "Multi-Employer Plan" - As defined in Section 7.12(a).

          "Net Working Capital" shall mean the total current assets (total current assets shall be reduced by the amount, if any, of the Undistributed Earnings, whether or not actually paid on or after the Closing Date) of the Company MINUS total current liabilities of the Company.

          "Net Working Capital Deficiency" - As defined in Section 2.05(g).

          "Net Worth" shall mean the total assets (total assets shall be reduced by the amount, if any, of the Undistributed Earnings, whether or not actually paid on or after the Closing Date) of the Company MINUS the total liabilities of the Company.

          "Net Worth Deficiency" - As defined in Section 2.05(f).

          "Non-Tax Warranty Claims" - As defined in Section 9.02(c).

          "Note" - As defined in Section 2.02(a)(ii).

          "Notice of Claim" - As defined in Section 9.03.

          "Operating Stockholder" shall mean Christopher A. Berardi or Joseph K. Berardi, individually and "Operating Stockholders" shall mean Christopher A. Berardi and Joseph K. Berardi, collectively.

          "Order" shall mean any decree, order, judgment, writ, award, injunction, stipulation or consent of or by an Authority.

          "Other Stockholders" shall mean all stockholders of the Company other than the Operating Stockholders.

          "PBGC" - As defined in Section 7.12(e).

          "PCBs" - As defined in Section 7.15(a).

          "Person" shall mean any natural person, corporation, limited liability company, partnership, joint venture, trust, association or unincorporated entity of any kind.

          "Pro Rata Percentage" means, as to each Stockholder, the percentage of the Purchased Shares owned by such Stockholder.

          "Purchased Shares" - As defined in the recitals hereto.

          "Purchaser Common Stock" shall mean 1,000 shares of Purchaser's common stock, with $.01 per share par value, 800 of which are voting shares and 200 of which are non-voting shares.

          "Real Property" - As defined in Section 7.15(b).

          "Release" - As defined in Section 7.15(b).

          "Representative" - As defined in Section 14.01.

          "Stockholders Agreement" - As defined in Section 3.02(a)(xv).

          "Tax Claims" - As defined in Section 9.02(a).

          "Taxes" - As defined in Section 7.20(a).

          "Threshold" - As defined in Section 9.02(c).

          "Underground Storage Tanks" - As defined in Section 7.15(d).

          "Undistributed Earnings" shall mean the 2000 Undistributed Earnings and the 2001 Undistributed Earnings.

                                   ARTICLE II

                     PURCHASE AND SALE OF PURCHASED SHARES,
                    PURCHASE PRICE AND OTHER RELATED MATTERS

          2.01. PURCHASE AND SALE. Upon the terms and subject to the conditions of this Agreement, and in reliance upon the representations, warranties, covenants and agreements made herein, each Stockholder shall sell, assign, convey, transfer and deliver the Purchased Shares owned by such Stockholder to Purchaser at the Closing on the Closing Date, and Purchaser shall purchase the Purchased Shares from each such Stockholder at the Closing on the Closing Date.

          2.02. PURCHASE PRICE. The aggregate consideration for the Purchased Shares shall be the sum of the following:

          (a) The Purchaser shall issue and deliver to the Operating Stockholders (i) certificates representing 200 shares of Purchaser Non-Voting Common Stock, representing when issued, 20% of the total issued and outstanding Purchaser Common Stock (collectively, "Equity Shares"); and (ii) junior subordinated promissory notes in the aggregate original principal amount of $3 Million ("Note") bearing interest at the per annum rate stated therein and each in the form set forth in EXHIBIT A attached hereto and made a part hereof. The number of Equity Shares and principal amount of the Note issuable to each Operating Stockholder shall be as set forth on EXHIBIT B attached hereto and made a part hereof.

          (b) The Purchaser shall pay to the Stockholders an aggregate amount equal to $35 Million ("Cash Amount") LESS any Adjustment Amount ("Cash Portion"). Each Stockholder's respective percentage of the Cash Amount and the Adjustment Amount is as follows:


                                             % OF CASH           % OF ADJUSTMENT
     STOCKHOLDERS                              AMOUNT                 AMOUNT
Richard G. Rockefeller                         28.57%                   25%
Philip Y. DeNormandie                          28.57%                   25%
Joseph K. Berardi                              10.72%                  12.5%
Christopher A. Berardi                         32.14%                  37.5%
                                              ------                   ----
         TOTAL                                 100%                    100%



          2.03. PAYMENT OF CONSIDERATION.

          (a) At the Closing on the Closing Date, Purchaser shall:

              (i) issue and deliver to the Operating Stockholders certificates representing the Equity Shares;

             (ii) issue and deliver to the Operating Stockholders a Note; and

            (iii) pay to the Stockholders their respective amount of the Cash Portion.

          (b) The Cash Portion payable pursuant to Section 2.03(a)(iii) above shall be by wire transfer of immediately available federal funds for credit to the recipient thereof to a bank account or accounts designated by the recipient in writing to Purchaser prior to Closing.

          2.04. UNDISTRIBUTED EARNINGS. Immediately prior to the Closing, the Company shall pay to the Stockholders their Pro Rata Percentage of the Undistributed Earnings by wire transfer of immediately available federal funds for credit to the recipient thereof to a bank account or accounts designated by the recipient in writing to the Company prior to the Closing.

          2.05. ADJUSTMENT. (a) The Stockholders shall cause the Company to prepare from the books and records of the Company and deliver to Purchaser and the Stockholders at least ten (10) days prior to the Closing Date (i) an unaudited balance sheet of the Company as of March 31, 2001 (the "Closing Balance Sheet"); (ii) a related unaudited operating statement of the Company for the three (3) months ended March 31, 2001 ("Income Statement"); (iii) the certification of the Company's President and Treasurer stating that such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied; and (iv) calculations of the Net Worth and Net Working Capital of the Company as of March 31, 2001, the 2000 Undistributed Earnings and the Company's best estimate of the 2001 Undistributed Earnings, in each case prepared on the basis of the Closing Balance Sheet, Income Statement and the financial records (through the Closing Date) of the Company (collectively the "Final Adjustment Calculations").

          (b) Purchaser shall be entitled to observe any activities of the Company in the preparation of the Closing Balance Sheet, including without limitation the taking of any physical inventory, the Income Statement and the Final Adjustment Calculations. The Closing Balance

Sheet, Income Statement and the Final Adjustment Calculations shall be prepared in a manner consistent with generally accepted accounting principles and the Financial Statements.

          (c) Within five (5) days after the Closing Balance Sheet, Income Statement and the Final Adjustment Calculations are delivered to Purchaser pursuant to Section 2.05(a) hereof, Purchaser shall complete its examination thereof and shall deliver to the Representative either (i) a written acknowledgment accepting the Closing Balance Sheet, Income Statement and the Final Adjustment Calculations; or (ii) a written report setting forth in reasonable detail any proposed adjustments to the Closing Balance Sheet, Income Statement and the Final Adjustment Calculations (the "Adjustment Report"). If Purchaser fails to respond to the Representative within such five (5) day period, Purchaser shall be deemed to have accepted and agreed to the Closing Balance Sheet, Income Statement and the Final Adjustment Calculations as delivered pursuant to Section 2.05(a) hereof.


          (d) In the event the Representative and Purchaser fail to agree on any of Purchaser's proposed adjustments contained in the Adjustment Report prior to the Scheduled Closing Date, then the Closing Date shall be delayed, subject to
Article XII, until the Closing Balance Sheet, Income Statement and Final Adjustment Calculations are agreed to by the parties hereto.

          (e) The term "Closing Balance Sheet", "Income Statement" and "Final Adjustment Calculation" as those terms have been hereinbefore and will be hereinafter used, shall mean the Closing Balance Sheet and Income Statement delivered pursuant to Section 2.05(a), as adjusted, if at all, pursuant to this
Section 2.05.

          (f) In the event the Net Worth as reflected on the Closing Balance Sheet is less than $6 Million, the amount of such deficiency is hereinafter referred to as the "Net Worth Deficiency."

          (g) In the event the Net Working Capital as reflected on the Closing Balance Sheet is less than $5.0 Million, the amount of such deficiency is hereinafter referred to as the "Net Working Capital Deficiency."

          (h) The greater of the Net Worth Deficiency and the Net Working Capital Deficiency is hereinafter referred to as the "Adjustment Amount."


                                  ARTICLE III

                       CLOSING AND CLOSING DATE DELIVERIES

          3.01. CLOSING AND CLOSING DATE. The term "Closing" as used herein shall refer to the actual conveyance, transfer, assignment and delivery of the certificates representing the Purchased Shares to Purchaser in exchange for the consideration set forth in Section 2.03(a) of this Agreement. The Closing shall take place at the offices of Winston & Strawn, 35 West Wacker Drive, Chicago, Illinois at 10:00 a.m. Chicago local time, on the fifth business day following the date upon which all of the conditions precedents set forth in Articles X and XI of this Agreement are satisfied or waived by the appropriate party hereto, subject to Article XII of this Agreement (the "Closing Date"), or at such other place and time or on such other date as is mutually agreed to in writing by the Representative and Purchaser.

          3.02. CLOSING DELIVERIES. At the Closing on the Closing Date:

          (a) Each Stockholder or the Company, as appropriate, shall deliver to Purchaser the following:

              (i) certificates representing all of the Purchased Shares, which certificates shall be either (A) duly endorsed or (B) accompanied by stock powers duly executed with signatures guaranteed;

              (ii) written resignations, effective on the Closing Date, of all of the officers and directors of the Company;

              (iii) all corporate and other records of the Company, including but not limited to, minute books, stock books and registers, books of account, leases and contracts, tax returns, reports and relevant workpapers, financial records, tax returns and records and personnel records;

              (iv) Articles of Incorporation or other appropriate charter documents of the Company, certified as of a date not earlier than ten (10) days prior to the Closing Date by the Secretary of State of the Commonwealth of Massachusetts;

              (v) certificates, dated as of a date not earlier than ten (10) days prior to the Closing Date, of the Secretary of State of the Commonwealth of Massachusetts and of each of the jurisdictions in which the Company is qualified to transact business as a foreign entity as to the good standing of the Company in such jurisdictions;

              (vi) By-laws of the Company certified, as of the Closing Date, by its clerk or other appropriate corporate officer;

              (vii) the opinion of Messrs. Sullivan, Sorgi and Dimmock, counsel to the Company and the Stockholders, dated the Closing Date, with respect to the matters set forth on EXHIBIT C attached hereto;

              (viii) Messrs. Christopher and Joseph K. Berardi shall have each executed an Employment Agreement with the Company in the form attached hereto as

EXHIBIT D (collectively, the "Employment Agreements") and executed a termination agreement with respect to their prior employment agreements in a form satisfactory to Purchaser;

              (ix) certified copies of minutes or unanimous written consents of the Board of Directors of the Company approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated under this Agreement;

              (x) an agreement among the Stockholders agreeing to the allocation of the consideration as set forth in this Agreement and a general release of Purchaser with respect to such allocation in a form satisfactory to Purchaser and its counsel;

              (xi) an executed original of each consent required to be obtained pursuant to Section 10.05;

              (xii) all releases necessary to terminate and discharge any Liens on the Purchased Shares and the Company's assets, other than, with respect to the Company assets, the Liens set forth in Section 7.08(a) of the Disclosure Letter;

              (xiii) evidence of the repayment in full of the aggregate amount of all loans (including, without limitation, principal, interest and fees) due and owing to the Company from any Stockholder or any Affiliate, officer, director or employee of the Company;


              (xiv) evidence that Stockholders have designated Christopher A. Berardi as the Representative in accordance with Section 14.01;

              (xv) The Operating Stockholders shall have executed the Stockholders Agreement with GLD Corporation and the Purchaser in the form set forth in EXHIBIT E attached hereto ("Stockholders Agreement");

              (xvi) a mutual general release between the Stockholders and the Company pursuant to which all pre-Closing claims are released and discharged, such release to be in the form set forth in EXHIBIT F attached hereto ("Mutual Release"); and

              (xvii) such other documents to be delivered by the Stockholders and the Company, as appropriate, hereunder or as Purchaser or its counsel may reasonably request to carry out the purposes of this Agreement.

          (b) Purchaser and GLD Corporation, as appropriate, shall deliver to the Stockholders or the Company, as appropriate, or, in the case of clause (iv) below, cause the Company to pay or deliver, the following:

              (i) the payment of the Cash Portion to be delivered by Purchaser pursuant to Section 2.03(a)(iii);

              (ii) the certificates for the Equity Shares to be delivered by Purchaser pursuant to Section 2.03(a)(i);

              (iii) the Note to be delivered by Purchaser pursuant to Section 2.03(a)(ii);

              (iv) the Undistributed Earnings to be paid by the Company pursuant to Section 2.04 hereof.

              (v) certified copies of minutes or unanimous written consents of the Board of Directors of Purchaser approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated under this Agreement;

              (vi) certified copies of minutes or unanimous written consents of the Boards of Directors of GLD Corporation approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated under this Agreement;

              (vii) Certificate of Incorporation of Purchaser, certified as of a date not earlier than ten (10) days prior to the Closing Date by the Secretary of the Commonwealth of Massachusetts;

              (viii) Certificate of Incorporation of GLD Corporation, certified as of a date not earlier than ten (10) days prior to the Closing Date by the Secretary of State of the State of Delaware;

              (ix) certificate, dated as of a date not earlier than ten (10) days prior to the Closing Date, of the Secretary of the Commonwealth of Massachusetts as to the good standing of Purchaser in such jurisdiction;

              (x) certificate, dated as of a date not earlier than ten (10) days prior to the Closing Date, of the Secretary of State of the State of Delaware as to the good standing of GLD Corporation in such jurisdiction;

              (xi) By-laws of Purchaser certified, as of the Closing Date, by its clerk or other appropriate corporate officer;

              (xii) the opinions of Winston & Strawn and special Massachusetts counsel to Purchaser, each dated the Closing Date, with respect to the matters set forth on EXHIBIT G attached hereto;

              (xiii) the Stockholders Agreement executed by GLD Corporation and the Purchaser; and

              (xiv) such other documents to be delivered by Purchaser hereunder or as the Representative or Stockholders' counsel may reasonably request to carry out the purposes of this Agreement.

          (c) At the Closing on the Closing Date, GLD Corporation shall issue to the Operating Stockholders its subordinated guaranty of the Notes in the form set forth in EXHIBIT H attached hereto ("GLD Guarantee").

          3.03. POST CLOSING COOPERATION. The Stockholders and Purchaser shall, on request, on and after the Closing Date, cooperate with one another by furnishing any additional information, executing and delivering any additional documents and/or instruments and doing any and all such other things as may be reasonably required by the parties or their counsel to consummate or otherwise implement the transactions contemplated by this Agreement.

                                   ARTICLE IV

                              GOVERNMENTAL FILINGS

          4.01. OTHER FILINGS. The Stockholders, the Company and Purchaser covenant and agree with each other to (a) promptly file, or cause to be promptly filed, with any Authority, all such notices, applications or other documents as may be necessary to consummate the transactions contemplated hereby and (b) thereafter diligently pursue all consents or approvals from any Authority as may be necessary to consummate the transactions contemplated hereby.

                                   ARTICLE V

                         PRE- AND POST-CLOSING COVENANTS

          5.01. ACCESS. The Company shall at all reasonable times prior to the Closing Date make the offices, on-site personnel and equipment, facilities, machinery and equipment, inventories, books of account and records of the Company available for examination and inspection by Purchaser and its representatives, advisors and agents; PROVIDED, HOWEVER, prior to any on-site visit or contact or any other communication with non-Stockholder employees of the Company, Purchaser shall obtain Chris Berardi's consent thereto, which consent will not be unreasonably withheld. No such examination, inspection or audit by Purchaser or its representatives, advisors or agents shall in any way affect, diminish or terminate any of the representations, warranties or covenants of the Company or the Stockholders herein expressed.

          5.02. PRE-CLOSING COVENANTS. From and after the date hereof and until the Closing Date, the Company shall (and the Stockholders shall cause the Company to), unless Purchaser shall otherwise agree in writing:

          (a) operate and maintain the business of the Company in the ordinary course of business and refrain from doing, or causing to be done, anything which is represented and warranted not to have been done since the Balance Sheet Date in Sections 7.18(a) through (o) hereof;

          (b) continue to insure the Company's Real Property, assets and risks substantially in accordance with the manner set forth in the Disclosure Letter, and use, operate, maintain and repair all such Real Property, assets and risks in accordance with the Company's prior practice to the extent not inconsistent with Section 5.02(g) hereof;

          (c) use its best efforts (without making any commitments on behalf of Purchaser) to preserve the Company's business organizations intact, keep available the services of the Company's present employees, and preserve the Company's present relationships with its employees, vendors, suppliers and customers and others having business relationships with it;

          (d) refrain from doing any act or omitting to do any act, or permitting any act or omission to act, which will cause a breach of any material agreement, contract, commitment or obligation of the Company;

          (e) furnish to Purchaser such accounting information or financial statements regularly generated by the Company promptly after the same is available;

          (f) not solicit, encourage, cooperate with or facilitate (by way of furnishing information, or otherwise) any inquiries or proposals (other than the transaction contemplated hereby) for the acquisition of the stock, assets or business of the Company;

          (g) maintain and keep the facilities, machinery and equipment of the Company that are necessary to the operation of the business being conducted by the Company in good operating condition and repair, except for ordinary wear and tear;

          (h) not merge or consolidate with any other Person;


          (i) consult with Purchaser regarding all significant developments, transactions and proposals relating to the business and operations of the Company;

          (j) promptly notify Purchaser of any material adverse change which may hereafter occur with respect to (i) the condition, financial or otherwise, operations, prospects, assets, liabilities, contracts, licenses, rights or results of operations of the Company whether or not covered by insurance, or with respect to relationships between the Company and any of its employees, creditors, suppliers, vendors, customers or others having business relationships with the Company or (ii) any Law or regulation applicable to the Company;

          (k) not enter into, or become obligated under, any lease, contract, agreement or commitment (other than project bids or contracts which are governed by Section 5.02(l) below), except for any lease, contract, agreement or commitment (i) having a term of one (1) year or less and involving either a payment by or to the Company of less than $250,000, and (ii) entered into in the ordinary and regular course of business;

          (l) not submit any binding bids for projects or enter into, or become obligated under, any contracts, agreements or commitments necessary to perform projects, which are in excess of $4 million, without the prior review and approval of Purchaser which will not be unreasonably withheld;

          (m) not change, amend, terminate or otherwise modify any material lease, contract, agreement or commitment;

          (n) not make any non-cash distributions to any of the Stockholders;
and

          (o) promptly notify Purchaser of any claims, including without limitation claims for indemnification, asserted against the Company and of any pending or threatened claims as to which the Company or any Stockholder becomes aware.

          5.03. SUPPLEMENTAL DISCLOSURES. The Stockholders shall have the continuing obligation to supplement promptly and amend the Disclosure Letter as necessary or appropriate with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Letter; PROVIDED, HOWEVER, that for the purpose of the rights and obligations of the parties hereunder, any such supplemental or amended disclosure shall not, except as Purchaser may otherwise agree in writing, be deemed to have cured any material breach of any representation or warranty made in this Agreement.

          5.04. PRE-CLOSING TAXES. (a) The Operating Stockholders shall be jointly and severally liable for all taxes imposed on or incurred by the Company for any taxable period ending on or before the Closing Date; and (b) the Other Stockholders shall be severally liable for their Pro-Rata Percentage for all taxes imposed or incurred by the Company for any taxable period which includes the period from January 1, 1998 to the Closing Date.

          5.05. ESTOPPEL LETTERS. With respect to each parcel of real estate leased by the Company and identified in EXHIBIT I-1, the Company shall deliver to Purchaser at the Closing on the Closing Date an Estoppel Letter in the form attached hereto as EXHIBIT I-2 executed by the appropriate lessor.

          5.06. OFFICE LEASE. Pending Closing, the Company shall execute a written lease agreement for its office location at 218 Lincoln Avenue, Allston, Massachusetts on terms and conditions acceptable to Purchaser and the Company.

          5.07. CONSENTS AND APPROVALS. The Company will use its best efforts to deliver to Purchaser the written consents, waivers, approvals, licenses and authorizations, governmental or otherwise, in form and substance reasonably satisfactory to Purchaser which are required to be obtained by the Company prior to the consummation of any of the transactions contemplated hereby, whether pursuant to Law, agreement, commitment or otherwise.

          5.08. STOCKHOLDER ADVANCES. On or prior to the Closing on the Closing Date, any Stockholder who owes any indebtedness to the Company shall pay in cash in full to the Company the entire outstanding balance of principal and interest of such indebtedness and such amounts when paid shall be treated as if paid prior to March 31, 2001 for purposes of determining the Adjustment Amount.

          5.09. POST-CLOSING COVENANT. GLD Corporation and Purchaser covenant and agree with the Stockholders that the Company will not amend any Tax returns of the Company for periods prior to the Closing Date which would result in the Stockholders or the Company being required to pay additional Taxes, unless such amendment is required by applicable law.

                                   ARTICLE VI

                    FINANCIAL STATEMENTS AND OTHER DOCUMENTS
                           DELIVERED AND ACTIONS TAKEN

          6.01. PRE-SIGNING DELIVERIES. Prior to the date hereof, the Company and the Stockholders have heretofore delivered to Purchaser:

          (a) the Financial Statements;

          (b) a true and correct copy of the Articles of Incorporation or other appropriate charter documents of the Company, including all amendments thereto, certified to by the clerk of the Company;

          (c) a true and correct copy of the By-laws of the Company, certified to by the clerk of the Company; and

          (d) a disclosure letter (the "Disclosure Letter") of even date herewith addressed to Purchaser and signed by the Company and each Stockholder, accompanied or preceded by a copy of each contract, agreement, commitment or plan or other document or instrument referred to therein (except as provided in the last sentence of Section 7.11(a) hereof).

                                  ARTICLE VII

               REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

                  As an inducement to Purchaser to enter into and perform this Agreement, and in consideration of the covenants of Purchaser contained herein, the Stockholders, jointly and severally, represent and warrant to Purchaser (which warranties and representations shall survive the Closing regardless of what examination, inspections, audits and other investigations Purchaser has heretofore made or may hereafter make, with respect to such warranties and representations), subject to the limitations set forth in Article IX, as follows:

          7.01. DUE INCORPORATION AND AUTHORITY. (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power and lawful authority to (i) own its properties and to transact the business in which it is currently engaged and (ii) approve this Agreement and to consummate the transactions contemplated hereby. The Company is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where it owns or leases real property and where the nature of its business requires it to be so qualified; and

          (b) The execution and delivery by the Company of this Agreement, and the performance by the Company of its obligations hereunder, have been duly and validly authorized and approved by all necessary corporate action on the part of the Company. This Agreement is binding upon, and enforceable against, the Company and each Stockholder in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws affecting creditors' rights generally and by general principles of equity (whether in a proceeding at law or in equity).

          7.02. NO SUBSIDIARIES. The Company does not own any capital stock or other securities or any other direct or indirect interest or investment in any Person.

          7.03. NO CONFLICTS. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by the Company and the Stockholders with any of the provisions hereof, will:

          (a) violate, or conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of the Company or the Purchased

Shares, under any of the terms, conditions or provisions of the Certificate of Incorporation or By-laws of the Company, or any note, bond, mortgage, indenture, deed of trust or any other material license, agreement, lease or other instrument or obligation to which the Company or any Stockholder is a party, or by which the Company or the Company's properties or assets or any Stockholder may be bound or affected;

          (b) except as set forth in the Disclosure Letter, require the consent or approval of, or the making of any filing with, any third Person; or

          (c) violate any Law or Order applicable to the Company or any Stockholder or any of the properties or assets of the Company.

          7.04. CAPITALIZATION. (a) The Company has, and on the Closing Date will have, total authorized capital stock of 1,000 shares of common stock, without par value. The Purchased Shares constitute the only shares of capital stock of the Company which are issued and outstanding. The Company does not hold any of its shares of capital stock in its treasury.

          (b) The Purchased Shares are validly issued, fully paid and nonassessable and are not subject to any preemptive rights, and there are no voting trust agreements or other contracts, agreements or arrangements restricting voting or dividend rights or transferability with respect to the Purchased Shares.

          (c) The Stockholders own the Purchased Shares free and clear of any Liens and upon delivery of the payment by Purchaser to each Stockholder of his allocable amount of the Cash Portion, as the case may be, Purchaser will acquire good and marketable title to the Purchased Shares free and clear of all Liens.

          (d) There are no outstanding options, warrants, rights, privileges or other arrangements, preemptive, contractual or otherwise, to acquire any shares of capital stock or other securities of, or equity interests in the Company.

          7.05. FINANCIAL STATEMENTS. The Financial Statements (a) were prepared in accordance with the books and records of the Company; (b) present fairly in all material respects the financial position and results of operations of the Company at the dates and for the periods indicated therein; and (c) have been prepared in accordance with generally accepted accounting principles, applied on a consistent basis.

          7.06. UNDISCLOSED LIABILITIES. (a) On the Balance Sheet Date, the Company did not have any debts, liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), which were not fully disclosed, reflected or reserved against in the Balance Sheet or the notes thereto, except (i) as disclosed in the Disclosure Letter and (ii) for immaterial liabilities or obligations of a nature not required by generally accepted accounting principles to be disclosed on a balance sheet. Except for current liabilities or obligations which have been incurred since the Balance Sheet Date in the ordinary course of business and other immaterial liabilities and obligations of a nature not required by generally accepted accounting principles to be disclosed on a balance sheet, since the Balance Sheet Date the Company has not incurred any debt, liability or obligation of any nature (whether accrued, absolute, contingent or otherwise).

          (b) Except for immaterial liabilities and obligations of a nature not required by generally accepted accounting principles to be disclosed on a balance sheet, the Closing Balance Sheet shall reflect all debts, liabilities or obligations of the Company of any nature (whether accrued, absolute, contingent or otherwise).

          7.07. REAL ESTATE. (a) The Disclosure Letter contains a true and complete list and brief description of all real property owned, leased, subleased, occupied, operated or used by the Company, as lessee, sublessee or otherwise, including all significant structures located thereon. The Disclosure Letter also lists all real property which the Company has ever owned, leased, subleased, occupied, operated or used.

          (b) The Company has a valid and enforceable leasehold interest in each parcel of real property disclosed in the Disclosure Letter as being leased or subleased by it and has performed all the obligations required to be performed by it to the date hereof under the leases relating thereto.

          (c) Except as disclosed in the Disclosure Letter, the Stockholders and the Company are not aware of anything which is not disclosed herein or in the Disclosure Letter which would materially interfere with or materially impair the present use by the Company of any portion of such real property.

          7.08. TITLE AND CONDITION. (a) The Company has good and marketable title to all assets and properties reflected on the Balance Sheet and all assets and properties acquired since the Balance Sheet Date, free and clear of all Liens, except for (i) Liens reflected on the Balance Sheet, (ii) the Liens set forth in the Disclosure Letter, and (iii) sales and dispositions of inventory since the Balance Sheet Date in the ordinary course of business.

          (b) All tangible personal property owned by the Company is in normal operating condition and repair, subject to customary wear and tear.

          7.09. RELATED PARTY TRANSACTIONS. Except as described in the Disclosure Letter, no Affiliate, Stockholder, officer or director of the Company or any person who would be an heir or descendant of such Affiliate, Stockholder officer or director if he were not now living, and, to the best knowledge of the Stockholders, no employee of the Company (a) has any direct or indirect interest in (i) any Person which transacts business with the Company; or (ii) any property, asset or right which is used by the Company in the conduct of its business; or (b) has any contractual relationship with the Company other than such relationship as attaches to being an employee, officer or director. All transactions, if any, between the Company and any officer, director, stockholder, employee or Affiliate thereof within the three (3) year period immediately preceding the date hereof have been made on the basis of an arms-length transaction.

          7.10. ACCOUNTS RECEIVABLE. The accounts, notes, contracts and other receivables which are reflected in the Closing Balance Sheet and which were acquired since December 31, 2000 were acquired by the Company in the ordinary course of business and are bona fide and due and will be collected without setoff, compensation or counterclaim subject to the reserve set forth in the Closing Balance Sheet or the Disclosure Letter.

          7.11. CONTRACTS. (a) The Disclosure Letter contains a true and complete list of all written and oral contracts, agreements, or commitments to which the Company is a party or is bound, including but not limited to, demolition contracts, project contracts, purchase or other commitments, distributorship, franchise or similar agreements, patent or trademark license agreements (either as licensor or licensee), lease or sublease agreements (either as lessor or lessee), equipment leases, employment agreements (including, but not limited to, agreements entered into by employees of the Company relating to the transfer and/or safeguarding of intellectual property rights), consulting agreements and union or collective bargaining agreements, guarantees, loan agreements, non-competition agreements, severance agreements, letters of credit, joint venture or partnership agreements, supply or requirements contracts, except for any contracts, agreements or commitments which were entered into in the ordinary course of business and either (i) involve payments to or by the Company of $500,000 or less over the remaining term of the agreement or (ii) are terminable by the Company on sixty (60) days' or less notice without penalty. Purchaser agrees that with respect to the project bids and contracts of the Company listed in the Disclosure Letter, the Company does not need to deliver copies thereof to Purchaser, except for those specifically requested and need only provide Purchaser with access thereto.

          (b) All contracts, agreements and commitments (whether oral or written) required to be set forth in the Disclosure Letter by Section 7.11(a) hereof (herein referred to as "Material Contracts") to which the Company is a party, or under which the Company may be obligated, or to which the Company or any of their respective rights, properties or assets may be subject or bound, are valid, binding and enforceable in accordance with their terms.

          (c) Neither the Company, nor to the best knowledge of the Stockholders, any other Person is in breach of, or default under, any Material Contract to which the Company is a party; and no event or action has occurred, is pending, or to the best knowledge of the Stockholders, is threatened, which after the giving of notice, or the lapse of time, or otherwise, would constitute or result in a breach or default by the Company, or to the best knowledge of the Stockholders, any other Person under any Material Contract to which the Company is a party.


          7.12. ERISA. (a) The Disclosure Letter contains a true and complete list of all "employee pension benefit plans," as defined in Section 3(2) of ERISA (the "Employee Pension Benefit Plans"), and all "employee welfare benefit plans, " as defined in Section 3(1) of ERISA (the "Employee Welfare Benefit Plans"), which are established, maintained or contributed to by the Company, or any ERISA Affiliate and that covers any employee or former employee of the Company or under which the Company has any liability (collectively, the "Employee Benefit

Programs"). For purposes of this Section 7.12, "ERISA Affiliate" means any person which, together with the Company, is treated as a single employer for any purpose under Section 414(b) or (c) of the Code or Section 4001(b)(1) of ERISA. Each Employee Benefit Program which is (i) an Employee Pension Benefit Plan;
(ii) a multi-employer plan as defined in Section 3(37) of ERISA (a "Multi-Employer Plan"); (iii) a plan maintained in connection with any trust described in Section 501(c)(9) of the Code; or (iv) subject to Title IV of ERISA, is so identified in the Disclosure Letter. Neither the Company nor any ERISA Affiliate has caused to be terminated in whole or in part or merged any Employee Benefit Program during the five-year period ending on the Closing Date.

          (b) With respect to each Employee Benefit Program, to the extent applicable to such program, the Company has, or before the Closing Date will have, delivered or made available to Purchaser true and complete copies of: (i) the most recent IRS determination letter; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedules, as filed pursuant to applicable law; (iii) the Summary Plan Description (as currently in effect) distributed to employees; (iv) the most recent trustee reports, financial statements, actuarial reports and audit reports prepared in connection therewith; (v) any material written communications distributed to employees that modify the Summary Plan Description; (vi) any written interpretation of such Employee Benefit Programs prepared by or at the request of the Company and (vii) the most recent documents (including the plan, related trust and insurance contracts and any amendments thereto) governing the Employee Benefit Programs.

          (c) Each Employee Pension Benefit Plan and Employee Welfare Plan complies currently, and has complied in the past in each case in all material respects both as to form and operation, with the terms of such plans and with the applicable provisions of ERISA, the Code and other applicable Laws. All necessary governmental approvals for the Employee Benefit Programs have been obtained and a favorable determination as to the qualification under Section 401(a) of the Code, of each of the Employee Pension Benefit Plans and each amendment thereto has been made by the IRS, and a recognition of exemption from federal income taxation under Section 501(a) of the Code of each of the funded Employee Welfare Benefit Plans has been made by the IRS, and nothing has occurred since the date of such determination or recognition letter that would adversely affect such qualification or exemption.


          (d) With respect to any Employee Benefit Program: (i) there are no actions, suits or claims (other than routine, non-contested claims for benefits) pending or, to the knowledge of the Stockholders, threatened which could reasonably be expected to be asserted against the Company or an ERISA Affiliate in connection therewith or against any administrator or fiduciary thereof; (ii) no "prohibited transaction" (within the meaning of Section 406 of ERISA or Section 4975 of the Code) has occurred; and (iii) nothing done or omitted to be done and no transaction or holding of any asset under or in connection therewith has or will make the Company or an ERISA Affiliate or any officer or director of the Company or an ERISA Affiliate subject to any liability under Title I of ERISA or liable for any tax pursuant to Section 4972, Sections 4975 through 4980, inclusive, or Section 4980B of the Code.

          (e) With respect to an Employee Pension Benefit Plan: (i) no "accumulated funding deficiency" (as defined in Section 412 or the Code) exists, whether or not waived; (ii) no "reportable event" (as defined in Section 4043(b) of ERISA) has occurred or is continuing to occur with respect thereto; (iii) no notice of intent to terminate has been filed nor has any such Plan been terminated pursuant to the provisions of Section 4041 of ERISA; (iv) the Pension Benefit Guaranty Corporation (the "PBGC") has not instituted proceedings to terminate (or appoint a trustee to administer) any such plan and no event has occurred or condition exists which might constitute grounds under the provisions of Section 4042 of ERISA for the termination of (or the appointment of a trustee to administer) any such plan; and (v) the amount for which the Company or an ERISA Affiliate would be liable pursuant to the provisions of Sections 4062, 4063, or 4064 of ERISA would be zero if such plans had terminated as of the date of this Agreement.

          (f) Neither the Company nor any ERISA Affiliate has (i) ceased operations of a facility so as to become subject to the provisions of Section 4062(f) of ERISA; (ii) withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA; (iii) ceased making contributions on or before the date of this Agreement to any Employee Pension Benefit Plan subject to the provisions of Section 6064(a) of ERISA to which such entity made (or was obligated to make) contributions during any of the five years prior to the date of this Agreement; (iv) incurred or caused to occur a complete withdrawal (within the meaning of Section 4203 of ERISA) or a partial withdrawal (within the meaning of Section 4205 of ERISA) from a Multi-Employer Plan so as to incur withdrawal liability under Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under Section 4207 or 4208 of ERISA); or (v) been a party to any transaction or agreement with respect to which the provisions of Section 4204 of ERISA were applicable.

          (g) The Disclosure Letter lists each employment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or deferred compensation, profit-sharing, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (i) is not an Employee Benefit Program, a Multi-Employer Plan or a benefit described in a collective bargaining agreement a copy of which has been furnished to Purchaser pursuant to this Agreement; (ii) is established, maintained or contributed to by the Company, or an ERISA Affiliate; (iii) covers any employee or former employee of the Company, or an ERISA Affiliate or under which the Company, or an ERISA Affiliate has any liability (the "Benefit Arrangements"). With respect to each Benefit Arrangement, the Company has, or before the Closing will have, delivered or made available to Purchaser true and complete copies of such contracts, plans, arrangements and descriptions (including descriptions of the number and level of employees covered thereby) governing such Benefit Arrangement. Each Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, rulings and regulations which are applicable to such Benefit Arrangement.

          (h) Except as described in the Disclosure Letter: (i) no Employee Benefit Program or Benefit Arrangement provides post-retirement health, medical or death benefits for retired employees of the Company or an ERISA Affiliate;
(ii) no action has been taken by the Company that would prevent Purchaser from amending or terminating any Employee Benefit Program or Benefit Arrangement with respect to any active employees of the Company or an ERISA Affiliate other than any limitations imposed under the terms of a collective bargaining agreement;
(iii) there is no accrued liability under any Employee Benefit Program or Benefit Arrangement which has not been fully provided for by contributions to such programs or arrangements or which has not been provided for on the Balance Sheet; and (iv) there has been no amendment thereto, written interpretation or announcement (whether or not written) by the

Company or any ERISA Affiliate, or change in employee participation or coverage under any Employee Benefit Program or Benefit Arrangement which would increase materially the expense of maintaining such Employee Benefit Program or Benefit Arrangement above the level of expense incurred in respect thereof for the fiscal year ending on December 31, 1999.

          (i) The execution and performance of this Agreement will not constitute a stated triggering event under any Employee Benefit Program or Benefit Arrangement that will result in any payment (whether of severance pay or otherwise) become due from Purchaser or the Company to any employee of the Company.

          (j) The Disclosure Letter contains a true and complete list of the names, addresses and titles of all current officers, directors, employees, agents and representatives of the Company. The Company has previously delivered to Purchaser a true and complete schedule stating the rates of compensation payable (or paid, as the case may be) to each such person.

          7.13. INTELLECTUAL PROPERTY. The Disclosure Letter contains a true and complete list and brief description of all patents, trademarks, trade names, service marks and copyrights (whether or not such trademarks, trade names, service marks and copyrights are registered), and all pending applications therefor, owned by the Company, or in which the Company has any interest, together with copies of all licenses, assignments and agreements relating thereto.

          (a) Other than as set forth in the Disclosure Letter, to the best knowledge of the Stockholders no other patents, trademarks, trade names, service marks or copyrights are necessary for the conduct of the businesses of the Company as presently operated.

          (b) There is not now and has not been during the past three (3) years any infringement, misuse or misappropriation by the Company asserted by a third party in writing to the Company of any valid patent, trademark, trade name, service mark, copyright or trade secret which relates to the businesses of the Company and which is owned by any third party, and there is not now any existing or, to the best knowledge of the Stockholders, threatened claim against the Company of infringement, misuse or misappropriation of any patent, trademark, trade name, service mark, copyright or trade secret.

          (c) There is no pending or threatened claim by the Company against others for infringement, misuse or misappropriation of any patent, trademark, trade name, service mark, copyright or trade secret owned by the Company.

          (d) Neither the Stockholders nor any Affiliate, officer or director of the Company owns, directly or indirectly, in whole or in part, any invention, patent, proprietary right, trademark, service mark, trade name, brand name or copyright or application therefor (i) which the Company is presently using; (ii) the use of which is necessary for the business of the Company; or (iii) which pertains to the business in which the Company is engaged.

          7.14. LITIGATION AND OTHER MATTERS. (a) Except as disclosed in the Disclosure Letter, there are no actions, suits or proceedings pending, or to the best knowledge of the Stockholders, threatened against or affecting the Company or any of its properties or businesses, at law or in equity, or before or by any Authority. The Stockholders do not have any knowledge of any state of facts or contemplated event which may reasonably be expected to give rise to any such claim, action, suit, proceeding or investigation. Except as otherwise expressly indicated in the Disclosure Letter, all actions, suits or proceedings referenced in the Disclosure Letter are covered by valid and collectible insurance policies in favor of the Company, as to which any required claims in respect of such actions, suits or proceedings have been duly asserted by the Company, and such insurance will respond for its full limits and to its expected extent with respect to such claims. The Company is not operating under, or subject to, or in default with respect to, any Order.

          (b) The Company is not conducting or carrying on and has not conducted or carried on its business or affairs in violation of any Law or Order.

          (c) There is no labor trouble, dispute, grievance, controversy, strike or request for union representation pending, or to the Stockholders' best knowledge, threatened against the Company relating to or affecting its businesses or operations, and the Stockholders do not know of the occurrence of any event which would give rise to any such labor trouble, dispute, controversy, strike or request for representation.

          (d) The Company has all governmental licenses, permits, authorizations and approvals necessary to own and operate its properties and to carry on and conduct its business as presently carried on and conducted, except for any immaterial licenses, permits, authorizations and approvals which would not impair the operations of the Company. Such licenses, franchises, permits and other governmental authorizations are valid and in effect and the Company has not received any notice that any Authority intends to cancel, terminate or not renew any of the same. The Disclosure Letter contains a true, correct, complete and accurate list of governmental licenses, permits, authorizations and approvals obtained by or issued to the Company.

          7.15. ENVIRONMENTAL MATTERS. To the best knowledge of the
Stockholders: (a) the Company has not in the conduct of its business or operations transported, stored, treated or disposed, nor has it allowed or arranged for any third Person to transport, store, treat or dispose, of Hazardous Material or other waste to or at any location other than a site lawfully permitted at the time to receive such Hazardous Material or other waste for such purposes, nor has it performed, arranged for or allowed by any method or procedure such transportation, storage, treatment or disposal in contravention of any laws or regulations in force at the time or giving rise to any liability whatsoever. The Disclosure Letter lists the Hazardous Materials used, generated, stored or disposed of by the Company in the operation of their businesses. For purposes of this Section 7.15, the term "Hazardous Material" shall mean (a) any "hazardous substance" as defined in the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C.
Section 9601, et seq.), as amended, and the regulations promulgated pursuant thereto ("CERCLA"), or any similar state law; (b) any petroleum, including crude oil or any exaction thereof; (c) natural gas liquids, liquefied natural gas or synthetic gas usable for fuel; (d) any "hazardous chemical" as defined pursuant to 29 C.F.R. part 1910; and (e) any asbestos, polychlorinated biphenyl ("PCB") or isomer of dioxin, or any material or thing containing or composed of such substance.

          (b) The Company has not used, generated, treated, stored or disposed of Hazardous Materials on, into or beneath the surface of any real property owned, leased, subleased, occupied, operated or used by the Company ("Real Property") except in compliance with applicable Environmental Laws. There has not occurred, nor is there presently occurring, in the conduct of the business or operations of the Company, a Release of any Hazardous Material on, into or beneath the surface of any Real Property, and no part of such Real Property or, to the best knowledge of the Stockholders, no part of any adjacent parcels to the Real Property, including the ground water located thereon, is presently contaminated by Hazardous Materials. For purposes of this Section 7.15 the term "Release" shall mean releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping.

          (c) To the best knowledge of the Stockholders, the Company has not transported or disposed, nor has it allowed or arranged for any third parties to transport or dispose, in the conduct of its business or operations any Hazardous Materials or other waste to or at a site which, pursuant to CERCLA or any similar state law, (i) has been placed on the National Priorities List or its state equivalent, or (ii) the United States Environmental Protection Agency or the relevant state agency has proposed or is proposing to place on the National Priorities List or its state equivalent. Except as described in the Disclosure Letter, the Company has not received notice, and has no knowledge of any facts which could give rise to any notice, that the Company is a potentially responsible party for a federal or state environmental cleanup site arising from or relating to the business or operations of the Company or for corrective action arising from or relating to the business or operations of the Company under CERCLA or any other applicable law or regulation. Except as described in the Disclosure Letter, the Company has not received any written or oral request for information in connection with any federal or state environmental cleanup site arising from or relating to the business or operations of the Company or has not undertaken (or been requested to undertake) any response or remedial actions or cleanup action of any kind arising from or relating to the business or operations of the Company at the request of any federal, state or local governmental entity, or at the request of any other person or entity.

          (d) Except as identified in the Disclosure Letter, there are no Underground Storage Tanks, asbestos containing materials, or PCB capacitors and transformers on the Real Property. There has been no Release from any Underground Storage Tank or any PCB transformer or capacitor. None of the Underground Storage Tanks or the PCB capacitors and transformers identified in the Disclosure Letter has within the last three (3) years been, and none now need to be, repaired or replaced. For purposes of this Section 7.15(d), the terms "Underground Storage Tanks" shall have the meaning given it in the Solid Waste Disposal Act 42 U.S.C. Sections 6991 and the applicable state law or regulation.

          (e) The Disclosure Letter identifies (i) all environmental audits, assessments, or occupational health studies (other than routine safety surveys of job sites) undertaken by the Company or any of its affiliates with respect to the business or operations of the Company within the past three (3) years, (ii) the results of any groundwater, soil, air or asbestos monitoring undertaken with respect to any of the Real Property, (iii) all citations issued with respect to the business or operations of the Company within the past three years under the Occupational Safety and Health Act (29 U.S.C. Sections 651 et. seq.) and (iv) all claims, liabilities, litigation, notices of violation, administrative proceedings, whether pending or threatened, or judgment or orders issued with respect to the Company within the past three years under the applicable Environmental Laws.

          (f) The Company has (i) no pending or on file any application to treat, incinerate or dispose of PCBs or holds any permit, license or right to incinerate PCBs, (ii) not engaged in the land filling of Hazardous Materials except in compliance with applicable Environmental Laws or (iii) not engaged in any road oiling activities nor have they applied or used oil or Hazardous Materials for dust control or paving purpose.

          (g) The Company has been and is currently in compliance with all applicable Environmental Laws, including without limitation, obtaining and maintaining in effect all permits, licenses or other authorizations required by applicable Environmental Laws and the Company has been and is currently in compliance with all such permits, licenses and authorizations.

          (h) For purposes of this Section 7.15, "Environmental Laws" shall mean any and all Federal, state or local laws, statutes, ordinances, codes, rules, regulations, orders, decrees and directives imposing liability or standards of conduct for or relating to the protection of health, safety or the environment including, but not limited to, the following statutes as now written and amended, and as amended hereafter, including any and all regulations promulgated thereunder and any and all State and local counterparts: the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et. seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et. seq., the Solid Waste Disposal Act, 42 U.S.C. Section 6901 et seq., the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C.Section 11001 et seq., and the Safe Drinking Water Act, 42 U.S.C.Section 300f et seq.

          7.16. REQUIRED ASSETS. There are no significant assets used or required by the Company in the conduct of its business which are not either owned by it or licensed or leased to it under one of the licenses or leases listed in the Disclosure Letter.

          7.17. INSURANCE. The Disclosure Letter contains a list of every policy of fire, liability or other form of insurance held by or applicable to the Company and such policies are in full force and effect and will not terminate as to the Company upon the sale of the Purchased Shares. The Disclosure Letter describes any self insurance policies of the Company. With respect to each policy listed in the Disclosure Letter, the Disclosure Letter lists and describes all claims made under such policy within the three year period prior to the Closing Date and sets forth the current status of each such claim.

          7.18. CHANGES SINCE THE BALANCE SHEET DATE. Since the Balance Sheet Date, the Company has conducted its business only in the ordinary course, and, except as contemplated by this Agreement or as disclosed in the Disclosure Letter, there has not been any:

          (a) adverse change in the financial condition, results of operations, assets, liabilities, business, prospects or properties of the Company or with respect to the Company's business relations with any of its employees, suppliers, vendors or customers and no state of facts exist which may be reasonably expected to give rise to any such adverse change;

          (b) sale, assignment, transfer, mortgage, pledge or lease of any assets of the Company, except in the ordinary course of business;

          (c) issuance, sale or other disposition by the Company of any stock, stock options, bonds, notes or other securities of or equity interests in such company;

          (d) any declaration or payment of a non-cash dividend by the Company or any other declaration, payment or distribution to any stockholder of the Company of a non-cash type or purchase or redemption of any shares of the Company's capital stock;

          (e) incurrence of any obligation or liability (absolute or contingent), except for current liabilities incurred, and obligations under contracts entered into, in the ordinary course of business;

          (f) increase in the rates of direct compensation payable or to become payable by the Company to any officer, employees, agent or consultant, other than routine increases made in the ordinary course of business, or any bonus, percentage compensation, service award or other like benefit, granted, made or agreed to for any such officer, employee, agent or consultant, or any welfare, pension, retirement or similar payment or arrangement made or agreed to which is greater than any such bonus, percentage compensation, service award or other like benefit or any welfare, pension, retirement or similar payment or arrangement existing or made pursuant to arrangements, agreements, or plans existing at the Balance Sheet Date;

          (g) discharge or satisfaction of any Lien, or payment of any obligation or liability, absolute or contingent, by the Company, other than current liabilities and long-term debt shown on the Balance Sheet and current liabilities incurred since that date in the ordinary course of business;

          (h) cancellation of any debts or claims, except in each case in the ordinary course of business;

          (i) incurrence of any extraordinary losses or waiver of any rights of substantial value;

          (j) capital expenditures in excess of $50,000 for any single item or $250,000 in the aggregate;

          (k) change in accounting methods or practices (including, without limitation, any change in depreciation or amortization policies or rates or income recognition methods) by the Company;

          (l) revaluation by the Company of any of its assets;

          (m) damage, destruction or loss (whether or not covered by insurance) adversely affecting the properties or business of the Company;

          (n) loan by the Company to any person or entity, or guaranty by the Company of any loan; or

          (o) agreement by the Company to do any of the foregoing.

          7.19. BANK ACCOUNTS. The Disclosure Letter contains a true, correct and complete schedule setting forth the name of every bank in which the Company has one or more accounts, savings or other certificates, or safe deposit boxes; the names of every person authorized to draw on such accounts, redeem such certificates or have access to such boxes; and the principal terms of such certificates and the contents of such boxes.

          7.20. TAX MATTERS. (a) For purposes of this Agreement, "Taxes" means all income, capital gains, gross income, gross receipts, sales, use, transfer, ad valorem, franchise, profits, licenses, withholding, payroll, employment, excise, severance, stamps, occupation, premium, property, windfall profits or other taxes or customs duties, or any interest, any penalties, additions to tax or additional amounts assessed or similarly charged by any taxing authority (domestic or foreign) upon the Company. For purposes of the definition of Taxes, any interest, penalties, additions to tax or additional amounts that relate to Taxes for any period, or a portion of any period, ended on or before the Closing Date shall include any interest, penalties, additions to tax, or additional amounts relating to Taxes for such periods, regardless of whether such items are incurred, accrued, assessed or similarly charged on, before or after the Closing Date.

          (b) The Company has timely filed true, correct and complete federal, foreign, state and local tax returns, reports or estimates (including, but not limited to, returns and reports with respect to employee tax withholding and social security and unemployment taxes), all prepared in accordance with applicable laws, for all years and periods (and portions thereof) for which any such returns, reports or estimates were due. All Taxes, as due and payable in respect of such returns, reports and estimates have been paid, and there is no liability, contingent or otherwise, for any Taxes due in connection with any such return.

          (c) The Company has not filed a consent to the application of Section 341(f) of the Code with respect to the Company. The Company has not been a member of an affiliated, combined, consolidated or unitary group.

          (d) The federal and state income tax returns of the Company have not been examined by the IRS or any state or local tax or revenue agency and there are no audits, administrative proceedings or court proceedings presently pending with regard to any Taxes. No deficiencies for any taxes have been proposed, asserted or assessed against the Company by any federal, state, local or foreign taxing authority.

          (e) No asset of the Company, whether owned or leased pursuant to a capital lease, has been financed by industrial development bonds within the meaning of Section 103(b) of the Code; the Company is not a "principal user," as that term is used in the context of Section 103(b) of the Code, of any building which has been so financed.

          (f) No property owned by the Company is property that Purchaser or the Company is or will be required to treat as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect prior to the enactment of the Tax Reform Act of 1986, or is "tax-exempt use property" within the meaning of Section 168(h)(l) of the Code.


          (g) The Company has not executed or filed with the IRS or any other taxing authority any agreement or other document extending or having the effect of extending the period for assessment or collection of any Taxes, and no power of attorney granted by the Company with respect to any Taxes is currently in force.


          (h) There is no contract, agreement, plan or arrangement covering any employee or former employee of the Company that, individually or collectively, could give rise to the payment by the Company of any amount that would not be deductible by reason of Section 280G of the Code.

          (i) The Company has qualified since January 1, 1998 as a corporation taxable pursuant to Subchapter S of the Code and has taken all necessary action to maintain such qualification since such date.

          7.21. NO ALTERNATIVE TRANSACTION. Neither the Company nor any Stockholder is a party to or otherwise bound by any agreement or understanding in any way relating to an alternative transaction to sell the stock or assets of the Company or merge or consolidate the Company or any similar transaction.

          7.22. FULL DISCLOSURE. This Agreement, the Financial Statements, the Disclosure Letter and all other certificates, documents and instruments furnished by the Company or any of its stockholders, directors, officers or employees in connection with this Agreement, or any other transaction contemplated by this Agreement, are true and complete in all material respects, and neither this Agreement, the Disclosure Letter or the Financial Statements, nor any other certificate, document or instrument furnished by the Company or any of its stockholders, directors, officers or employees in connection with this Agreement, contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements included herein or therein not misleading in light of the circumstances under which they were made.

                                  ARTICLE VIII

         WARRANTIES AND REPRESENTATIONS OF PURCHASER AND GLD CORPORATION

          As an inducement to the Company and each Stockholder to enter into and perform their obligations under this Agreement, and in consideration of the covenants of the Company and each Stockholder contained herein, Purchaser and GLD Corporation, jointly and severally, warrant and represent to and covenant with the Company and Stockholders (which warranties and representations shall survive the Closing regardless of what examination, inspections, audits and other investigations the Company or Stockholders have heretofore made or may hereafter make, with respect to such warranties and representations) as follows:


          8.01. DUE INCORPORATION. Purchaser and GLD Corporation are each a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and each has the corporate power and lawful authority to own its properties and to transact its business as now conducted. This Agreement is binding upon, and enforceable against, Purchaser and GLD Corporation in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws affecting creditors rights generally and by general principles of equity (whether in a proceeding at law or in equity).

          8.02. AUTHORITY. Purchaser and GLD Corporation have each taken all requisite corporate action to approve this Agreement and consummation of the transactions contemplated hereby.

          8.03. INVESTMENT REPRESENTATION. Purchaser confirms that it is acquiring the Purchased Shares for investment for its own account and not with a view to the sale or distribution of any part thereof.

          8.04. NO CONFLICTS. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by Purchaser or GLD Corporation with any of the provisions hereof, will:

          (a) violate, or conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Purchaser or GLD Corporation, under any of the terms, conditions or provisions of the Certificate of Incorporation or By-laws of Purchaser or GLD Corporation, or any note, bond, mortgage, indenture, deed of trust, license, agreement, lease or other instrument or obligation to which Purchaser or GLD Corporation is a party, or by which Purchaser or GLD Corporation or their respective properties or assets may be bound or affected;

          (b) except as set forth in the Disclosure Letter, require the consent or approval of, or the making of any filing with, any third Person; or

          (c) violate any Law or Order applicable to Purchaser or GLD Corporation or any of the properties or assets of Purchaser or GLD Corporation.


                                   ARTICLE IX

                                 INDEMNIFICATION

          9.01. STOCKHOLDERS INDEMNIFICATION. Subject to the limitations set forth in Section 9.02 hereof, the Stockholders agree to indemnify and hold Purchaser harmless against any loss, damage or expense (including reasonable attorneys' fees) suffered by Purchaser or the Company resulting from (a) any breach by the Company or the Stockholders of any covenant, agreement or obligation under this Agreement; (b) any inaccuracy in or breach of any of the representations or warranties made by the Company or the Stockholders herein or in the Disclosure Letter; and (c) any inaccuracy or misrepresentation in the Disclosure Letter or in any certificate or affidavit delivered by the Company or the Stockholders at the Closing in accordance with the provisions of this Agreement.

          9.02. STOCKHOLDERS' INDEMNIFICATION LIMITATIONS. Purchaser's right to indemnification pursuant to Section 9.01 hereof is subject to the following specific limitations:

          (a) Purchaser shall not be entitled to assert any right of indemnification hereunder for any loss, damage or expense suffered by Purchaser or the Company arising from a breach of the covenant set forth in Section 5.04 or the representations or warranties contained in Section 7.20 (collectively, the "Tax Claims") after the expiration of the statute of limitations (including any extensions thereof) imposed by the Code or any other applicable law with respect to foreign, federal or state tax liability of the Company for all taxable years or periods ending on or prior to the Closing Date, except that if there shall then be pending any dispute, claim, proceeding or action involving a Tax Claim under this Agreement, Purchaser shall continue to have the right to be indemnified with respect to such Tax Claim.

          (b) Purchaser shall not be entitled to assert any right of indemnification hereunder for any loss, damage or expense suffered by Purchaser or the Company arising from a breach by the Company or the Stockholders of any representation, warranty or covenant set forth (i) in Article VII (except Sections 7.04, 7.08, 7.15 and 7.20) or any covenants set forth in this Agreement (except Section 5.04 and this Article IX), after April 30, 2002, or (ii) in Sections 7.04, 7.08 and 7.15 (Sections 7.20 and 5.04 are provided for in Section 9.02(a) above) or this Article IX after the expiration of the applicable statute of limitations with respect thereto, except that (A) if there shall on April 30, 2002 be pending any dispute, claim, proceeding or action involving a claim under
Article VII (except Sections 7.04, 7.08, 7.15 and 7.20) or any covenants set forth in this Agreement (except Section 5.04 and this Article IX) under this Agreement or (B) if there shall be pending on the applicable statute of limitations expiration date any dispute, claim, proceeding or action involving claims under Sections 7.04, 7.08, 7.15 or this Article IX under this Agreement, Purchaser shall continue to have the right to be indemnified with respect thereto.

          (c) Purchaser shall not be entitled to indemnification hereunder for breach of any covenant made in this Agreement (other than Section 5.04) or for claims under Article VII (other than Tax Claims) (hereinafter referred to as "Non-Tax Warranty Claims") until the aggregate losses, damages or expenses suffered by Purchaser or the Company with respect thereto exceed $500,000 ("Threshold"), whereupon Purchaser shall be entitled to indemnification hereunder from the Stockholders for the aggregate losses, damages or expenses suffered by Purchaser or the Company with respect to the Non-Tax Warranty Claims in excess of the Threshold. Tax Claims are not subject to the Threshold.

          (d) Purchaser shall not be allowed to recover for any Non-Tax Warranty Claims after the Purchaser has recovered from the Stockholders an aggregate of $12.5 million in respect of Non-Tax Warranty Claims ("Liability Cap"), and PROVIDED, FURTHER, Purchaser shall not be entitled to recover from any individual Stockholder an amount in excess of the Liability Cap multiplied by such Stockholder's Pro-Rata Percentage. Notwithstanding anything contained in this Section 9.02(d) to the contrary, the limits set forth in this Section shall not apply to Tax Claims or, with respect to the Operating Stockholders, for any indemnification claims which arise from any fraud or willful misconduct by any of the Stockholders and the Operating Stockholders shall be jointly and severally liable with respect to such indemnification claims arising from any fraud or willful misconduct.

          (e) Subject to the other provisions of this Section 9.02, with respect to any Tax Claims the Stockholders' liability to Purchaser therefor shall be as follows:

              (i) the Operating Stockholders are jointly and severally liable for all Tax Claims; and

              (ii) the Other Stockholders are severally liable for their Pro Rata Percentage of Tax Claims relating to any taxable period which includes the period from January 1, 1998 to the Closing Date.


          (f) Subject to the other provisions of this Section 9.02, with respect to any Non-Tax Warranty Claims no Stockholder shall be liable to Purchaser for the amount of any Non-Tax Warranty Claim in excess of his respective Pro-Rata Percentage.

          (g) The parties hereby agree and acknowledge that Purchaser is acquiring the insurance policy set forth at EXHIBIT J hereto ("Environmental Risk Policy") as of the Closing and that the Stockholders' indemnification obligations to Purchaser for any breach of Section 7.15 are limited to the amounts of such indemnification claim not paid by the Environmental Risk Policy and are subject to the Threshold and the Liability Cap. GLD Corporation shall pay the premium costs of the Environmental Risk Policy.

          9.03. PURCHASER'S AND GLD CORPORATION'S INDEMNIFICATION. Purchaser and GLD Corporation jointly and severally agree to indemnify and hold each Stockholder harmless against any loss, damage or expense (including reasonable attorneys' fees) suffered by any Stockholder resulting from any inaccuracy in or breach of any of the representations, warranties or covenants made by either Purchaser or GLD Corporation under this Agreement.

          9.04. INDEMNIFICATION NOTIFICATION. Upon obtaining knowledge of any claim or demand which has given rise to, or could reasonably give rise to, a claim for indemnification hereunder (including indemnity claims not recoverable because the Threshold has not been met or because said claims are entitled to be paid by the Environmental Risk Policy), the Person who is, or may be, entitled to indemnification under this Agreement ("Indemnitee") shall give written notice of such claim or demand to the Person against whom Indemnitee is, or may be, entitled to indemnification hereunder for said claim or demand ("Indemnitor") (provided notices to Stockholders need only be given to the Representative) ("Notice of Claim"). Indemnitee shall furnish to Indemnitor in reasonable detail such information as Indemnitee may have with respect to such indemnification claim (including copies of any summons, complaint or other pleading which may have been served on it and any written claim, demand, invoice, billing or other document evidencing or asserting the same). Subject to the limitations set forth in Sections 9.02(a) or 9.02(b) hereof, no failure or delay by Indemnitee in the performance of the foregoing shall reduce or otherwise affect the obligation of Indemnitor to indemnify and hold Indemnitee harmless, except to the extent that such failure or delay shall have adversely affected Indemnitor's ability to defend against, settle or satisfy any liability, damage, loss, claim or demand for which Indemnitee is entitled to indemnification hereunder.

          9.05. INDEMNIFICATION PROCEDURE. If the claim or demand set forth in the Notice of Claim given by Indemnitee pursuant to Section 9.04 hereof is a claim or demand asserted by a third party, the Indemnitor shall have fifteen
(15) days after the Date of the Notice of Claim to notify Indemnitee in writing of its election to defend such third party claim or demand on behalf of the Indemnitee; provided that such written notification shall expressly acknowledge Indemnitor's responsibility to indemnify and hold Indemnitee harmless from such third party claim or demand. If Indemnitor elects to defend such third party claim or demand, Indemnitee shall make available to Indemnitor and his agents and representatives all records and other materials which are reasonably required in the defense of such third party claim or demand and shall otherwise cooperate with, and assist the Indemnitor in the defense of, such third party claim or demand, and so long as the Indemnitor defending such third party claim in good faith, Indemnitee shall not pay, settle or compromise such third party claim or demand. If the

Indemnitor elects to defend such third party claim or demand, Indemnitee shall have the right to participate in the defense of such third party claim or demand, at Indemnitee's own expense. If the Indemnitor does not elect to defend such third party claim or demand or does not defend such third party claim or demand in good faith, Indemnitee shall have the right, in addition to any other right or remedy it may have hereunder, at the Indemnitor's expense, to defend such third party claim or demand; provided, however, that (a) Indemnitee shall not have any obligation to participate in the defense of, or defend, any such third party claim or demand; and (b) Indemnitee's defense of or its participation in the defense of any such third party claim or demand shall not in any way diminish or lessen the obligations of the Indemnitor under the agreements of indemnification set forth in this Article IX.

          9.06. SATISFACTION OF CLAIM. Except for third party claims being defended in good faith, the Indemnitor shall satisfy its obligations hereunder within thirty (30) days after the Date of Notice of Claim. In addition to any remedy Purchaser may have with respect to indemnification under this Agreement, Purchaser shall have the right of set-off against amounts due under the Note, subject to Section 9.02(d) hereof.

          9.07. DATE OF NOTICE OF CLAIM. The term "Date of the Notice of Claim" as used in this Article IX shall mean the date the Notice of Claim is effective pursuant to Section 15.10 of this Agreement.

                                   ARTICLE X

                  CONDITIONS OF CLOSING APPLICABLE TO PURCHASER

          The obligations of Purchaser hereunder (including the obligation of Purchaser to close the transactions herein contemplated) are subject to the satisfaction (or waiver by Purchaser) of the following conditions precedent:

          10.01. NO TERMINATION. Neither Purchaser nor the Company shall have terminated this Agreement pursuant to Section 12.01 hereof.

          10.02. BRING DOWN CERTIFICATE. The warranties and representations made by the Company and the Stockholders herein to Purchaser shall be true and correct in all material respects on and as of the Closing Date with the same effect as if such warranties and representations had been made on and as of the Closing Date and the Company and the Stockholders shall have performed and complied with all agreements, covenants and conditions on their part required to be performed or complied with on or prior to the Closing Date; and at the Closing, Purchaser shall have received a certificate executed by the President or Chairman of the Board of the Company and each Stockholder to the foregoing effect.

          10.03. MATERIAL ADVERSE CHANGE. Between the Balance Sheet Date and the Closing Date there shall have been no materially adverse change in (i) the condition, financial or otherwise, operations, prospects, assets, liabilities, contracts, licenses, rights or results of operations of the Company whether or not covered by insurance including, without limitation, a material adverse change in the business relationship or arrangement between the Company and any of its employees, creditors, suppliers, customers, vendors or others having business relationships with the Company or (ii) any Law or regulation applicable to the Company.

          10.04. NO ACTIONS. No Law shall have been enacted or promulgated and no investigation, action, suit or proceeding by any Authority, and no action, suit or proceeding by any other Person, shall be pending on the Closing Date which challenges, or might result in a challenge to, this Agreement or any transactions contemplated hereby, or which claims, or might give rise to a claim for, damages in a material amount as a result of the consummation of this Agreement.

          10.05. REQUIRED CONSENTS. All consents, approvals or authorizations of any Authority or other Person required on the part of the Company, or any Stockholder in connection with the performance by the Company and the Stockholder of their respective obligations under this Agreement and the consummation of the transactions contemplated hereby, including without limitation, any consents, approvals or authorizations described in the Disclosure Letter, shall have been duly obtained and shall be in full force and effect as of the Closing Date, and the Company and the Stockholder shall have complied with any applicable Law requiring any notification, declaration, filing, registration and/or qualification with any governmental authority in connection with such performance and consummation.

          10.06. COMPLIANCE WITH AGREEMENT; NECESSARY PROCEEDINGS. The Company, Representative and each Stockholder shall have performed or complied in all material respects with the covenants, agreements and obligations required under this Agreement to be performed thereby prior to the Closing Date. All proceedings to be taken in connection with the consummation of the transactions contemplated by this Agreement and all documents incident thereto, shall be reasonably satisfactory in form and substance to Purchaser and its counsel, and Purchaser shall have received copies of such documents as Purchaser and its counsel may reasonably request in connection with said transactions, including, without limitation, those to be delivered pursuant to Section 3.02(a) of this Agreement.

          10.07. INVESTIGATION. Subject to the limitation set forth in Section
5.01 hereof, each of Purchaser and Purchaser's agents shall have been afforded access to the Company's books and records, officers, employees, agents, facilities and personnel relating to the business of the Company, and Purchaser and Purchaser's agents and lenders shall have completed their respective due diligence reviews of the assets, properties, liabilities, business and books and records (including, but not limited to, financial and tax books and records) of the business of the Company, and the results thereof shall be satisfactory to Purchaser in its sole discretion. Without limiting the foregoing, Purchaser shall have been reasonably satisfied that the consummation of the transactions contemplated hereby shall not have an adverse effect on the Company's relationship with any material customer or vendor.

          10.08. FINANCING. Purchaser shall have obtained financing in an amount sufficient to consummate the transactions contemplated by this Agreement and for its future working capital requirements on such terms and conditions satisfactory to Purchaser, in the exercise of its sole discretion.

          10.09. NO OUTSTANDING AMOUNTS UNDER NASDI REVOLVER. As of the Closing, there shall be no amount outstanding under the NASDI Revolver described in
Section 10.09 of the Disclosure Letter.

          10.10. CLOSING BALANCE SHEET. The Closing Balance Sheet, Income Statement and Final Adjustment Calculations shall have been agreed to between Purchaser and the Stockholders.

          Purchaser shall have the right to waive any of the foregoing conditions precedent.

                                   ARTICLE XI

      CONDITIONS TO CLOSING APPLICABLE TO THE COMPANY AND THE STOCKHOLDERS

          The obligations of the Company and the Stockholders hereunder (including the obligation of the Company and the Stockholders to close the transactions herein contemplated) are subject to the satisfaction (or waiver by the Representative) of the following conditions precedent:

          11.01. NO TERMINATION. Neither Purchaser nor the Company shall have terminated this Agreement pursuant to Section 12.01 hereof.

          11.02. BRING DOWN CERTIFICATE. All warranties and representations made by Purchaser and GLD Corporation herein to the Company and the Stockholders shall be true and correct in all material respects on and as of the Closing Date with the same effect as if such warranties and representations had been made on and as of the Closing Date, and Purchaser and GLD Corporation shall have performed and complied with all agreements, covenants and conditions on their part required to be performed or complied with on or prior to the Closing Date, and at the Closing, the Stockholders shall have received a certificate executed by the Chief Executive Officer, President or any Vice President of Purchaser and GLD Corporation to the foregoing effect.


          11.03. NO ACTIONS. No Law shall have been enacted or promulgated and no investigation, action, suit or proceeding by any Authority, and no action, suit or proceeding by any other Person shall be pending on the Closing Date which challenges or might result in a challenge to this Agreement or any transaction contemplated hereby, or which claims, or might give rise to a claim for, damages in a material amount as a result of the consummation of the transactions contemplated hereby.

          11.04. COMPLIANCE WITH AGREEMENT; NECESSARY PROCEEDINGS. Purchaser and GLD Corporation shall have performed or complied in all material respects with the covenants, agreements or obligations on their respective part required under this Agreement to be performed thereby prior to the Closing Date. All proceedings to be taken in connection with the consummation of the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to the Stockholders and their counsel, and the Stockholders and their counsel shall have received copies of such documents as it and its counsel may reasonably request in connection with said transactions, including, without limitation, those to be delivered pursuant to Section 3.02(b) of this Agreement.

          11.05. CLOSING BALANCE SHEET. The Closing Balance Sheet, Income Statement and Final Adjustment Calculations shall have been agreed to between Purchaser and the Stockholders.

          The Stockholders shall have the right to waive any of the foregoing conditions precedent.

                                  ARTICLE XII

                                   TERMINATION

          12.01. TERMINATION. This Agreement may be terminated at any time prior to the Closing as follows, and in no other manner:

          (a) by mutual written consent of Purchaser, Representative and the Company;

          (b) by Purchaser or by the Representative, if at or before the Closing any conditions set forth herein for the benefit of Purchaser or the Company and the Stockholders, respectively, shall not have been timely met or cannot be timely met;

          (c) by Purchaser or by the Representative if the Closing of the transactions contemplated by this Agreement shall not have occurred on or before April 30, 2001, or such later date as may have been agreed upon in writing by the parties hereto; or

          (d) by Purchaser or by the Representative if any representation or warranty made herein for the benefit of Purchaser or the Stockholders, respectively, or in any certificate, schedule or documents furnished to Purchaser, or any Stockholders, respectively, pursuant to this Agreement is untrue in any material respect, or Purchaser or the Stockholders, respectively, shall have defaulted in any material respect in the performance of any material covenant, agreement or obligation under this Agreement.

         Any termination pursuant to this Article XII shall not limit or restrict the rights or other remedies of any party hereto.

                                  ARTICLE XIII

                             [INTENTIONALLY OMITTED]

                                  ARTICLE XIV

                           STOCKHOLDERS REPRESENTATIVE

          14.01. APPOINTMENT. Each of the Stockholders hereby irrevocably makes, constitutes and appoints Christopher A. Berardi as his or their agent and representative (the "Representative") for all purposes under this Agreement. In the event of the death, resignation or incapacity of Christopher A. Berardi, the Stockholders shall promptly designate another individual or individuals hereunder so that at all times there will be at least one Representative with the authority provided in this Article XIV. Such successor Representative shall be designated by the Stockholders by an instrument in writing signed by those Stockholders (or their successors in interest) holding a majority of the Purchased Shares entitled to vote for the election of directors of the Company prior to the Closing, and such appointment shall become effective as to each such successor Representative when such instrument shall have been delivered to him and a copy thereof delivered to Purchaser.

          14.02. POWERS. Each Stockholder hereby authorizes the Representative, on behalf and in the name of, such Stockholder, to:

          (a) Receive all notices or documents given or to be given to him by Purchaser pursuant hereto or in connection herewith and to receive and accept service of legal process in connection with any suit or other proceeding arising under this Agreement. The Representative promptly shall forward a copy of such notice or process to each Stockholder;

          (b) Sign and deliver to Purchaser at the Closing a receipt for his portion of the Cash Portion of the consideration and forward such amount to such Stockholder;

          (c) Deliver to Purchaser at Closing all certificates and documents to be delivered to Purchaser by the Stockholders pursuant to this Agreement, together with any other certificates and documents executed by the Stockholders and deposited with the Representative for such purposes;

          (d) Engage legal counsel, and such accountants and other advisors for the Stockholders, and incur such other expenses on behalf of the Stockholders in connection with this Agreement and the transactions contemplated hereby as the Representative may deem appropriate; and

          (e) Take such action on behalf of the Stockholders as the Representative may deem appropriate in respect of:

              (i) Waiving any inaccuracies in the representations or warranties of Purchaser contained in this Agreement or in any document delivered by them pursuant hereto;

              (ii) Waiving the fulfillment of any of the conditions precedent to the Stockholders' obligations hereunder;

              (iii) Taking such other action as he is authorized to take under this Agreement;

              (iv) Receiving all documents or certificates and making all determinations, on behalf of the Stockholders, required under this Agreement; and

          (v) All such other matters as Representative may deem necessary or appropriate to consummate this Agreement and the transactions contemplated hereby and thereby.

          14.03. IRREVOCABLE. The appointment of the Representative hereunder is irrevocable and any action taken by Representative pursuant to the authority granted in this Article XIV shall be effective and absolutely binding on each Stockholder notwithstanding any contrary action of, or direction from, a Stockholder, except for actions taken by the Representative which are in bad faith or grossly negligent. The death or incapacity of any Stockholder shall not terminate the prior authority and agency of the Representative.

          14.04. RESIGNATION. Representative may resign at any time by giving notice to the Stockholders, and, if there does not exist any previously designated successor thereto, upon the appointment and qualification of a successor. A Representative may be discharged, and replaced by another person to act as his successor, by an instrument in writing signed by the Stockholders (or their successors in interest) holding a majority of the Purchased Shares entitled to vote for the election of directors of the Company prior to the Closing.

          14.05. RELIANCE. Purchaser shall not be obliged to inquire into the authority of the Representative, and Purchaser shall be fully protected in dealing with him.

                                   ARTICLE XV

                                  MISCELLANEOUS

          15.01. EXPENSE. (a) If this Agreement is consummated, immediately prior to the Closing the Company shall pay the costs and expenses (including attorneys' fees and other legal costs, expenses and accounting fees and other accounting costs and other expenses other than the fees and expenses of Mage Consultants LLC ("Mage")) incurred by the Company and the Stockholders in connection with this Agreement and the transactions contemplated hereby. At or prior to the Closing the Stockholders shall pay the fees and expenses of Mage. The amount paid by the Company hereunder shall be used in the calculation of the Adjustment Amount.

          (b) If this Agreement is not consummated, the Company shall pay the costs and expenses (including attorneys' fees and other legal costs and expenses and accountant's fees and other accounting costs and expenses) incurred by the Company and the Stockholders in connection with this Agreement and the transactions contemplated hereby.

          (c) Whether or not this Agreement is consummated, GLD Corporation shall pay all of the costs and expenses (including attorneys' fees and other legal costs and expenses and accountants' fees and other accounting costs and expenses) incurred by it or Purchaser in connection with this Agreement and the transactions contemplated hereby.

          15.02. ADVISORS FEES (a) Neither the Company nor any Stockholder has retained any broker, finder, investment banker or financial advisor in connection with this Agreement or the transactions contemplated hereby except for Mage and the Company has not incurred or paid, and neither Purchaser nor the Company will incur or be required to pay, any broker's, finder's, investment banker's, financial advisor's or similar fee in connection with this Agreement or any transactions contemplated hereby to any Person acting as broker, finder, investment banker, financial advisor or in any similar capacity on behalf of the Company, or any Stockholder, except for Mage, whose fees and expenses will be paid by the Stockholders at or prior to the Closing.

          (b) Purchaser has not retained any broker, finder, investment banker or financial advisor in connection with this Agreement or the transactions contemplated hereby, and neither the Company nor any Stockholder will incur or be required to pay any broker's, finder's, investment banker's, financial advisor's or similar fee in connection with this Agreement or the transactions contemplated hereby to any Person acting as broker, finder, investment banker, financial advisor or in any similar capacity on behalf of Purchaser.

          (c) Purchaser and the Company and the Stockholders (jointly and severally) agree to hold each other harmless from any loss, damage or expense resulting from a breach by such party of their respective warranties set forth in this Section 15.02.

          15.03. SURVIVAL. All warranties, representations, agreements and covenants made by the respective parties hereto in this Agreement shall survive the Closing Date, subject to the limitations set forth in Sections 9.02(a) and
(b) hereof.

          15.04. ENTIRE AGREEMENT. This Agreement (including the Disclosure Letter and the Exhibits thereto) contain the entire agreement between the parties hereto with respect to the transactions contemplated hereunder, and supersedes all negotiations, representations, warranties, commitments, offers, contracts and writings prior to the date hereto including, without limitation, the letter agreement dated September 7, 2000, as amended by that certain letter dated December 18, 2000, among Purchaser, the Company and the Stockholders. No waiver and no modification or amendment of any provisions of this Agreement shall be effective unless specifically made in writing and duly signed by the party to be bound thereby.

          15.05. PRE-CLOSING PUBLICITY. Except as otherwise expressly provided in this Section 15.05, prior to the Closing Date, all notices to third parties and other publicity relating to the transaction contemplated by this agreement shall be jointly planned, coordinated and agreed to by Purchaser and the Company. Prior to the Closing Date, none of the parties hereto shall act unilaterally in this regard without the prior written approval of the others; PROVIDED, HOWEVER, (i) such approval shall not be unreasonably withheld,
(ii) nothing in this Section 15.05 shall be deemed to restrict a party from unilaterally making any communication which such party determines to be necessary in order to comply with applicable Laws and (iii) nothing in this Section 15.05 shall prohibit or otherwise restrict Purchaser from making any communications it deems necessary with its financing sources, advisors or bonding providers.

          15.06. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which, together, shall constitute one and the same instrument.

          15.07. ASSIGNABILITY. None of the parties hereto shall transfer or assign any of their rights or obligations hereunder without the prior written consent of the other parties hereto. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their permitted successors and assigns.

          15.08. HEADING. The captions of the various Articles and Sections of this Agreement have been inserted only for convenience and shall not be deemed to modify, explain, enlarge or restrict any of the provisions of this Agreement.

          15.09. GOVERNING LAW. The validity, interpretation and effect of this Agreement shall be governed by the laws of the State of Illinois excluding the "conflicts of laws" rules thereof.

          15.10. NOTICES. (a) All notices, requests, demands and other communications under this Agreement shall be in writing and delivered in person or sent by registered or certified mail, postage prepaid, and properly addressed as follows:

          TO PURCHASER:
          ------------
               Great Lakes Dredge & Dock Corporation
               2122 York Road, Suite 200
               Oak Brook, Illinois  60521
               Attn:    Douglas B. Mackie
                        Chief Executive Officer

          WITH COPIES TO:
          --------------

               Winston & Strawn
               35 West Wacker Drive
               Chicago, Illinois 60601
               Attn:    Joseph A. Walsh, Esq.

          TO THE COMPANY AND THE STOCKHOLDERS:
          -----------------------------------

               North American Site Developers, Inc.
               218 Lincoln Street
               Allston, MA  02134
               Attn:    Christopher A. Berardi
                        President

          WITH A COPY TO:
          --------------

               Charles W. Sullivan, Esq.
               Sullivan, Sorgi and Dimmock, LLP
               50 Staniford Street, Suite 804
               Boston, MA  02114-2517



          (b) Any party may from time to time change its address for the purpose of notices to that party by a similar notice specifying a new address, but no such change shall be deemed to have been given until it is actually received by the party sought to be charged with its contents.

          (c) All notices and other communications required or permitted under this Agreement which are addressed as provided in this Section 15.10 if delivered personally, shall be effective upon delivery; and if delivered by mail, shall be effective upon deposit in the United States mail, postage prepaid.

          15.11. CURRENCY. All amounts expressed in this Agreement and all payments required by this Agreement are in United States dollars.

          15.12. SAVINGS CLAUSE. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present of future law, rule or regulation, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof. The remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

          15.13. INTERPRETATIONS. Unless the context of this Agreement otherwise requires, (a) words of any gender shall be deemed to include each other gender,
(b) words using the singular or plural number shall also include the plural or singular number, respectively, and (c) references to "hereof", "herein" and similar terms shall refer to this entire Agreement.

          15.14. SUBMISSION TO JURISDICTION AND VENUE. For purposes of any action or proceeding in connection with this Agreement, the parties hereto each hereby expressly submit to the jurisdiction of the state and federal Courts located in the State of Massachusetts. Further, the parties hereto each consent that any order, process, notice of motion or other application to or by any said court or a judge thereof may be served within or without such court's jurisdiction by registered mail or by personal service, provided a reasonable time for appearance is allowed (but not less than the time otherwise afforded by any law or rule), and waives any right to contest the appropriateness of any action brought in any such court based upon lack of personal jurisdiction, improper venue or forum non conveniens.

                           (Signature Page to Follow)

          IN WITNESS WHEREOF, the parties hereto have duly executed this Stock Purchase Agreement on the day and year first above written.

                                   GREAT LAKES DREDGE & DOCK
                                   CORPORATION

                                   By:          /S/ DOUGLAS B. MACKIE
                                      -----------------------------------------

                                   Title:       PRESIDENT & C.E.O.
                                         --------------------------------------

                                   GREAT LAKES/NORTH AMERICAN SITE
                                   DEVELOPERS, INC.

                                   By:          /S/ DOUGLAS B. MACKIE
                                      -----------------------------------------

                                   Title:       PRESIDENT
                                         --------------------------------------

                                   NORTH AMERICAN SITE DEVELOPERS, INC.

                                   By:          /S/ CHRISTOPHER A. BERARDI
                                      -----------------------------------------

                                   Title:       PRESIDENT
                                         --------------------------------------

                                   STOCKHOLDERS:

                                            /S/ CHRISTOPHER A. BERARDI
                                   ---------------------------------------------
                                   Christopher A. Berardi

                                             /S/ JOSEPH K. BERARDI
                                   ---------------------------------------------
                                   Joseph K. Berardi

                                            /S/ PHILIP Y. DENORMANDIE
                                   ---------------------------------------------
                                   Philip Y. DeNormandie

                                            /S/ RICHARD G. ROCKEFELLER
                                   ---------------------------------------------
                                   Richard G. Rockefeller

                                    REPRESENTATIVE:

                                            /S/ CHRISTOPHER A. BERARDI
                                   ---------------------------------------------



                                   EXHIBITS *

EXHIBIT           DESCRIPTION                                                  SECTION

A                 Note                                                         2.02(a)(ii)

B                 Allocation of Equity Shares and Note                         2.02(a)

C                 Opinion of Company's Counsel                                 3.02(a)(vii)

D                 Employment Agreement                                         3.02(a)(viii)

E                 Stockholders Agreement                                       3.02(a)(xv)

F                 Mutual Release                                               3.02(a)(xvi)

G                 Opinion of Counsel to GLD Corporation and Purchaser          3.02(b)(xii)

H                 GLD Corporation Subordinated Guaranty                        3.02(c)

I-1               Leased Parcels                                               5.05

I-2               Estoppel Letter Form                                         5.05

J                 Environmental Risk Policy                                    9.02(g)


    * NOT FILED HEREIN